Exhibit 10.27
FIRST AMENDMENT
TO
LEASE AGREEMENT
     THIS FIRST AMENDMENT TO LEASE AGREEMENT is entered into as of June 28, 2002, among RYAN COMPANIES US, INC., a Minnesota corporation (“Landlord”), PEGASUS SOLUTIONS COMPANIES, a Delaware corporation (“Tenant”), and PEGASUS SOLUTIONS, INC., a Delaware corporation (“Guarantor”).
     Undefined capitalized terms in this First Amendment shall have the meanings ascribed to such terms in the Lease described below.
Recitals:
     A. Landlord and Tenant entered into that certain Lease dated September 14, 2001 under which Landlord leased to Tenant space in Pegasus Corporate Center — Northsight at 14000 North Pima Road, Scottsdale, Arizona 85260. Guarantor guaranteed the obligations of Tenant under the Lease.
     B. The Lease grants Tenant the option to increase or decrease the size of the Premises upon written notice to Landlord.
     C. Tenant has elected to increase the size of the Premises, and Landlord and Tenant now wish to amend the Lease to memorialize the increase in the size of the Premises.
Covenants:
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. The Rentable Area of the Premises is hereby increased to 124,984 square feet.
     2. Tenant’s Share of Operating Costs is hereby increased to eighty-nine percent (89%).
     3. The adjusted Rentable Area and Tenant’s Share shall be considered final for all purposes under the Lease.
     4. Except as expressly amended, the Lease as amended shall continue in full force and effect in all respects.

     5. Guarantor consents to this First Amendment.

LANDLORD:	TENANT:

RYAN COMPANIES US, INC,	PEGASUS SOLUTIONS COMPANIES

By	By
Its	Its

GUARANTOR:

PEGASUS SOLUTIONS, INC.

By
Its